CERTIFICATE OF INCORPORATION
                                       OF
                               VentureDrive, Inc.

          The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Delaware, does hereby set forth, as follows:

FIRST: The name of the corporation (herein referred to as the "Corporation") is:
VentureDrive, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o National Corporate Research, Ltd., 9 East Loockerman Street, County of Kent, Dover, Delaware 19901. The name of the Corporation's registered agent at such address is National Corporate Research, Ltd.

THIRD: The purposes of the Corporation are to engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is Twenty-two million (22,000,000), consisting of twenty million (20,000,000) shares of Common Stock, par value $.001 per share, and two million (2,000,000) shares of Preferred Stock, par value $.001 per share. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series. The Board of Directors is further granted authority to change and amend, without the consent of the holders of the Corporation's outstanding Common Stock, the voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of any outstanding series of the Preferred Stock in any manner as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for such change and amendment. No holder of shares Common Stock of the Corporation shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for shares of Common Stock, which may at any time or from time to time be issued, sold, or offered for sale by the Corporation.

FIFTH: The name and mailing address of the sole incorporator are: Andrew D. Hudders, Graubard Mollen & Miller, 600 Third Avenue, 32nd Floor, New York, New York 10016.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

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EIGHTH: Elections of directors need not be by written ballot unless otherwise provided in the By-laws of the Corporation.

NINTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation. None of the directors need be a stockholder or a resident of the State of Delaware.

TENTH: The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation, subject to any provision contained in the statutes.

ELEVENTH: Any action required by law or by the Certificate of Incorporation or Bylaws of the Corporation to be taken at a meeting of the stockholders of the Corporation or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if a written consent setting forth the action so taken, shall be signed by all the stockholders entitled to vote on the action to be taken.

TWELFTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of all the members of the board of directors or the president of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

THIRTEENTH: At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (a) by, or at the direction of, a majority of the directors, or (b) by any shareholder of the Corporation who complies with the notice procedures set forth in this Article Thirteenth. For a proposal to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 70 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, or the shareholder proposing such business and any other stockholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Corporation's stock which are beneficially owned by the shareholder on the date of such shareholder notice and by any other stockholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal and by any other stockholders known by such shareholder to be supporting such proposal.

          The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the shareholder proposal was made in accordance with the terms of this Article Thirteenth. If the presiding officer


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


determines that a shareholder proposal was not made in accordance with the terms of this Article Thirteenth, he or she shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

          This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the board of directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

FOURTEENTH: Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the board of directors of the Corporation may be made at a meeting of stockholders by or at the direction of the board of directors, by a nominating committee or person appointed by the board of directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article Fourteenth. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 70 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to any rules or regulations under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation's books, of the shareholder, and (ii) the class and number of shares of the Corporation's stock which are beneficially owned by the shareholder on the date of such shareholder notice. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

          The presiding officer of the annual meting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article Fourteenth. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article Fourteenth, he or she shall so declare at the annual meeting and any such defective nomination shall be disregarded.

FIFTEENTH: Subject to, and to the fullest extent permitted by, Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time, no director shall be liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the Corporation; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability under Section 174 of the Delaware General Corporation Law; or (4) a transaction from which the director derived an improper personal benefit. The Corporation shall indemnify any and all of its

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


directors or officers or former directors, or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding, civil or criminal, in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding, civil or criminal, to be liable for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the General Corporation Law of Delaware or for any transaction from which such officer or director derived an improper benefit. Such indemnification shall not be deemed exclusive of any other rights to which those hereby indemnified may be entitled, under any By-law, agreement, vote of stockholders or otherwise.

SIXTEENTH: Notwithstanding anything contained in the Certificate of Incorporation to the contrary, the affirmative vote of at least 66-2/3% of the outstanding shares of Common Stock of the Corporation shall be required to amend or repeal Articles Eleven, Twelve, Thirteen, Fourteen and Sixteen of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

          The undersigned, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate of Incorporation, hereby declaring, affirming, acknowledging, and certifying, under penalties of perjury, that this is the act and deed of the undersigned and that the facts stated herein are true, and accordingly has hereunto set his hand this ___th day of April, 2000.

                                                /s/ Andrew D. Hudders
                                          -----------------------------------
                                           Andrew D. Hudders, Incorporator



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